ANIMAS RESOURCES LTD.
410 – 325 Howe Street
Vancouver B.C.
V6C 1Z7

INFORMATION CIRCULAR
(as at May 13, 2008 except as otherwise indicated)

SOLICITATION OF PROXIES

This information circular (the “Circular”) is provided in connection with the solicitation of proxies by the management of Animas Resources Ltd. (the “Company”). The form of proxy which accompanies this Circular (the “Proxy”) is for use at the annual and special general meeting of the shareholders of the Company to be held on Tuesday June 17, 2008 (the “Meeting”), at the time and place set out in the accompanying notice of meeting (the “Notice of Meeting”). The Company will bear the cost of this solicitation. The solicitation will be made by mail, but may also be made by telephone.

APPOINTMENT AND REVOCATION OF PROXY

The persons named in the Proxy are directors and/or officers of the Company. A registered shareholder who wishes to appoint some other person to serve as their representative at the Meeting may do so by striking out the printed names and inserting the desired person's name in the blank space provided. The completed Proxy should be delivered to Pacific Corporate Trust Company by the close of business on Friday June 13, 2008 (or before 48 hours, excluding Saturdays, Sundays and holidays before any adjournment of the Meeting at which the Proxy is to be used).

The Proxy may be revoked by:

(a)

signing a proxy with a later date and delivering it at the time and place noted above;

(b)

signing and dating a written notice of revocation and delivering it at the time and to the place noted above; or

(c)

attending the Meeting or any adjournment of the Meeting and registering with the scrutineer as a shareholder present in person.

Provisions Relating to Voting of Proxies

The shares represented by proxy in the enclosed form will be voted or withheld from voting by the designated holder in accordance with the direction of the registered shareholder appointing him. If there is no direction by the registered shareholder, those shares will be voted for all proposals set out in the Proxy and for the election of directors and the appointment of the auditors as set out in this Circular. The Proxy gives the person named in it the discretion to vote as such person sees fit on any amendments or variations to matters identified in the Notice of Meeting, or any other matters which may properly come before the Meeting. At the time of printing of this Circular, the management of the Company knows of no other matters which may come before the Meeting other than those referred to in the Notice of Meeting.

Non-Registered Holders

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting. Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares. A person is not a registered shareholder (a “Non-Registered Holder”) in respect of shares which are held either: (a) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)), of which the Intermediary is a participant.

Non-Registered Holders who have not objected to their Intermediary disclosing certain ownership information about themselves to the Company are referred to as “NOB Os”. Those Non-Registered Holders who have objected to their Intermediary disclosing ownership information about themselves to the Company are referred to as “OBOs”. In accordance with the requirements of National Instrument 54- 101 of the Canadian Securities Administrators, the Company has elected to send the Notice of Meeting, this Circular and the Proxy (collectively, the “Meeting Materials”) directly to the NOBOs, and indirectly through Intermediaries to the OBOs. The Intermediaries (or their service companies) are responsible for forwarding the Meeting Materials to each OBO, unless the OBO has waived the right to receive them.

Intermediaries will frequently use service companies to forward the Meeting Materials to the OBOs. Generally, an OBO who has not waived the right to receive Meeting Materials will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the OBO and must be completed, but not signed, by the OBO and deposited with Pacific Corporate Trust Company; or

(b)

more typically, be given a voting instruction form (“VIF”) which is not signed by the Intermediary, and which, when properly completed and signed by the OBO and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow.

These securityholder materials are being sent to both registered shareholders and Non-Registered Holders. If you are a Non-Registered Holder, and the Company or its agent has sent these materials to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instruction.

The Meeting Materials sent to NOB Os who have not waived the right to receive meeting materials are accompanied by a VIF, instead of a form of proxy. By returning the VIF in accordance with the instructions noted on it, a NOBO is able to instruct the voting of the Shares owned by it.

VIFs, whether provided by the Company or by an Intermediary, should be completed and returned in accordance with the specific instructions noted on the VIF. The purpose of this procedure is to permit Non-Registered Holders to direct the voting of the Shares which they beneficially own. Should a Non-

Registered Holder who receives a VIF wish to attend the Meeting or have someone else attend on his or her behalf, the Non-Registered Holder may request a legal proxy as set forth in the VIF, which will grant the Non-Registered Holder, or his or her nominee, the right to attend and vote at the Meeting.

Please return your voting instructions as specified in the VIF. Non-Registered Holders should carefully follow the instructions set out in the VIF, including those regarding when and where the VIF is to be delivered.

Financial Statements

The audited consolidated financial statements of the Company for the period ended December 31, 2007, together with the auditor’s report on those statements (the “Financial Statements”), will be presented to the shareholders at the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

As at the date of the accompanying Notice of Meeting, the Company’s authorized capital consists of an unlimited number of common shares without par value of which 26,658,622 common shares are issued and outstanding. All common shares in the capital of the Company carry the right to one vote.

Shareholders registered as at Tuesday May 13, 2008 are entitled to attend and vote at the Meeting. Shareholders who wish to be represented by proxy at the Meeting must, to entitle the person appointed by the Proxy to attend and vote, deliver their Proxies at the place and within the time set forth in the notes to the Proxy.

To the knowledge of the directors and executive officers of the Company, as of the date of this Circular, the following persons beneficially own, directly or indirectly, or exercise control or direction over, directly or indirectly, 10% or more of the issued and outstanding common shares of the Company:

Member	Number of Shares	Percentage of Issued Capital
CDS & Co. (1)	15,944,288	60%

Note:

(1)

The beneficial owners of common shares held by depositories are not known to the directors or executive officers of the Company.

As at May 13, 2008, the total number of common shares owned or controlled by management and the directors of the Company and their associates or affiliates was 1,052,500, representing 3.9% of the total issued and outstanding common shares.

ELECTION OF DIRECTORS

The directors of the Company are elected annually and hold office until the next annual general meeting of the shareholders or until their successors are elected or appointed. The management of the Company proposes to nominate the persons listed below for election as directors of the Company to serve until their successors are elected or appointed. In the absence of instructions to the contrary, Proxies given pursuant to the solicitation by the management of the Company will be voted for the nominees listed in this Circular. Management does not contemplate that any of the nominees will be unable to serve as a director. The number of directors on the board of directors of the Company is currently set at four.

The following table sets out the names of the nominees for election as directors, the offices they hold within the Company, their occupations, the length of time they have served as directors of the Company, and the number of shares of the Company and its subsidiaries which each beneficially owns, directly or indirectly, or over which control or direction is exercised, as of the date of this Circular:

Name, province or state and country of residence and positions, current and former, if any, held in the Company	Principal occupation for last five years	Served as director since	Number of common shares beneficially owned, directly or indirectly, or controlled or directed at present(1)
GREGORY E. MCKELVEY Pine, Arizona, United States Director, President and Chief Executive Officer	President, Animas Resources Ltd.; consultant for various mining companies	July 10, 2007	175,000
MARK T. BROWN(2) Vancouver, British Columbia Director	President, Pacific Opportunity Capital Ltd.	June 29, 2006	800,000(3)
BRYAN MORRIS(2) Vancouver, British Columbia Director	Vice President, Business Development Teck Cominco Limited until retirement in August 2003; acts as a director or officer for various junior mining public companies.	July 10, 2007	Nil
DONALD E. RANTA(2) Golden, Colorado, United States Director	President, Rare Element Resources Ltd.; consultant for various mining companies; 2004-06 Vice President - Exploration, Gryphon Gold Corp	July 10, 2007	40,000

Notes:

(1)

The information as to common shares beneficially owned or controlled has been provided by the directors themselves.

(2)

Member of the Company’s audit committee.

(3)

620,000 of these common shares are held by Pacific Opportunity Capital Ltd., a company controlled by Mark Brown and his family and of which Mark Brown is the President and a director, 140,000 of these common shares are held by a company 100% owned by Mark Brown and 40,000 of these commons shares are held by Mark Brown.

The Company does not have an executive committee of its board of directors.

No proposed director is being elected under any arrangement or understanding between the proposed director and any other person or company except the directors and executive officers of the Company acting solely in such capacity.

Corporate Cease Trade Orders or Bankruptcies

Except as described below, no director or proposed director of the Company is, or within the ten years prior to the date of this Circular has been, a director or executive officer of any company, including the Company, that while that person was acting in that capacity:

(a)

was the subject of a cease trade order or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than 30 consecutive days; or

(b)

was subject to an event that resulted, after the director ceased to be a director or executive officer of the company being the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)

within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Bryan Morris is a director of Mediterranean Resources Ltd. (“MNR”). On April 19, 2005, MNR was cease-traded as a result of the failure to file its consolidated financial statements for the year ended December 31, 2004 on time. This was due primarily to the inability to obtain financial results from the Company’s Peruvian subsidiaries, which had ceased active operations and closed their Peruvian offices as of July 1, 2004. On July 21, 2005, the British Columbia, Alberta and Manitoba Securities Commissions revoked the cease trade order. The cease trade order was subsequently revoked by the Ontario Securities Commission on August 17, 2005.

In addition, Bryan Morris is a director of Andean American Mining Corp. (“AAM”). AAM was issued with a cease trade order issued by the British Columbia Securities Commission on August 2, 2007 due to inadequacies in a NI 43-10 1 technical report. The cease trade order was subsequently revoked by the British Columbia Securities Commission on October 22, 2007 following AAM’s filing of the technical report.

Individual Bankruptcies

No director or proposed director of the Company has, within the ten years prior to the date of this Circular, become bankrupt or made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

EXECUTIVE COMPENSATION

Named Executive Officers Summary of Compensation

There are presently three Named Executive Officers of the Company, being Gregory E. McKelvey, the President and Chief Executive Officer, Winnie Wong, the Chief Financial Officer, and John Wilson, the Vice President of Exploration. The Company has two former Named Executive Officers being Winnie Wong, the President and Chief Executive Officer and Mark T. Brown, Chief Financial Officer. “Named

Executive Officer” means (a) each Chief Executive Officer, (b) each Chief Financial Officer, (c) each of the Company’s three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds $150,000, and (d) any additional individuals for whom disclosure would have been provided under (c) except that the individual was not serving as an officer of the Company at the end of the most recently completed financial year-end.

Set out below is a summary of compensation paid during the Company’s three most recently completed financial years to the Company’s Named Executive Officers:

Summary Compensation Table

Name and Principal Position	Year/ Ended	Annual Compensation			Long Term Compensation			All Other Compen- sation ($)
					Awards		Payouts
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Securities Under Options/ SARs Granted (#)(2)	Shares or Units Subject to Resale Restrictions ($)	Long Term Incentive Plan Payouts ($)
Gregory E. McKelvey(3), President & Chief Executive Officer	Dec. 2007 July, 2007	US$55 ,000 US$11,000	Nil Nil	Nil Nil	Nil 300,000	Nil Nil	Nil Nil	Nil Nil
Winnie Wong(4), Chief Financial Officer and Former President & Chief Executive Officer	Dec., 2007 July, 2007 July, 2006	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil 140,000 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil
John Wilson, VP of Exploration	Dec. 2007 July, 2007	US$50,000 Nil	Nil Nil	Nil Nil	Nil 200,000	Nil Nil	Nil Nil	Nil Nil
Mark T. Brown,(5) Former Chief Financial Officer	July, 2007 July, 2006	Nil Nil	Nil Nil	$ 18,500(6) Nil	165,000 Nil	Nil Nil	Nil Nil	Nil Nil

Notes:

(1)

The Company recently changed its year end from July 31 to December 31.

(2)

As no SARs have been granted, all references are to incentive stock options.

(3)

Gregory E. McKelvey was appointed the Company’s President and Chief Executive Officer on July 10, 2007.

(4)

Winnie Wong ceased to be the Company’s Chief Executive Officer and President and concurrently became the Company’s Chief Financial Officer on July 10, 2007.

(5)

Mark T. Brown ceased to be the Company’s Chief Financial Officer on July 10, 2007.

(6)

Management, accounting, secretarial fees, rent and various expense reimbursements were paid to a private company controlled by the officer and director.

Long-Term Incentive Plan Awards

Long term incentive plan awards (“LTIP”) means “a plan providing compensation intended to motivate performance over a period greater than one financial year”. LTIP awards do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale. No LTIP awards were made to the Named Executive Officers during the most recently completed financial year.

Options and Stock Appreciation Rights (SARs)

The Company has implemented a stock option plan dated September 15, 2006. Under the Plan, the board of directors is authorized to grant incentive stock options to certain directors, senior officers, employees and consultants of the Company entitling them to purchase common shares. The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified directors, officers, consultants and employees, to reward those persons from time to time for their contributions toward the long-term goals of the Company, and to enable and encourage such directors, officers, consultants and employees to acquire common shares as long-term investments. The stock option plan is administered by the Company’s Secretary at the direction of the board of directors.

There were no stock options granted to Named Executive Officers during the most recently completed financial year.

The Company has not repriced downward any options or SARs during its most recently completed financial year.

The number of stock options exercised during the Company’s most recently completed financial year by the Named Executive Officers together with the financial year-end value of unexercised options or SARs on an aggregated basis is as follows:

Aggregate option/SAR exercises during the most recently
completed financial year and financial year-end option/SAR values

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized(1) ($)	Unexercised Options/SARs at December 31, 2007		Value of Unexercised in-the- Money Options/SARs at December 31, 2007(2)
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Gregory E. McKelvey, President & Chief Executive Officer	Nil	Nil	Nil	300,000	Nil	$390,000
Winnie Wong, Chief Financial Officer and Former President & Chief Executive Officer	Nil	Nil	Nil 65,000	75,000 Nil	Nil $104,000	$97,500 Nil
John Wilson, Vice President, Exploration	Nil	Nil	Nil	200,000	Nil	$260,000

Notes:

(1)

“Aggregate Value Realized” is calculated by determining the difference between the market value of the securities underlying the options or SARs at the date referred to and the exercise price of the options or SARs and is not necessarily indicative of the value (i.e. loss or gain) actually realized by the Named Executive Officers.

(2)

“in-the-Money Options” means the excess of the market value of the Company’s shares on December 31, 2007 over the exercise price of the options. The Company’s shares last traded on December 31, 2007 at a closing price of $1.80.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Company and its subsidiaries, at this time, have no employment contracts with its Named Executive Officers. The Company has entered into a consulting agreement with Gregory McKelvey, the Company’s Chief Executive Officer, pursuant to which the Company pays Mr. McKelvey a monthly amount of US$13,000 per month. In the event that the consulting agreement is terminated without cause by the Company, the Company is obligated to pay a termination fee in the amount of six (6) times the monthly amount paid to Mr. McKelvey.

The Company has entered into a consulting agreement with John Wilson, Vice President of Exploration, pursuant to which the Company pays Mr. Wilson effective May 1, 2008, a monthly amount of US$14,500.

Other than as described above, the Company and its subsidiaries have no compensatory plan, contract or arrangement where a Named Executive Officer is entitled to receive more than $100,000 (including periodic payments or instalments) to compensate such executive officer in the event of resignation, retirement or other termination of the Named Executive Officer’s employment with the Company or its subsidiaries, a change of control of the Company or its subsidiaries, or a change in responsibilities of the Named Executive Officer following a change in control.

Compensation of Directors

Other than compensation paid to the Named Executive Officers, no compensation was paid to directors in their capacity as directors of the Company or its subsidiaries, in their capacity as members of a committee of the board of directors of the Company or its subsidiaries, or as consultants or experts, during the Company’s most recently completed financial year.

The Company did not grant any incentive stock options to directors, officers, employees and consultants of the Company during the Company’s most recently completed December 31, 2007 financial year.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out those securities of the Company which have been authorized for issuance under equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by the securityholders	1,825,000	$0.46	288,400
Equity compensation plans not approved by the securityholders	Nil	Nil	Nil
Total	1,825,000	$0.46	288,400

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the current or former directors, executive officers, employees of the Company or its subsidiaries, the proposed nominees for election to the board of directors of the Company, or their respective associates or affiliates, are or have been indebted to the Company or its subsidiaries since the beginning of the last completed financial year of the Company.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or executive officer of the Company or any proposed nominee of management of the Company for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, since the beginning of the Company’s last financial year in matters to be acted upon at the Meeting, other than the election of directors or the appointment of auditors.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

None of the persons who were directors or executive officers of the Company or a subsidiary of the Company at any time during the Company's last financial year, the proposed nominees for election to the board of directors of the Company, any person or company who beneficially owns, directly or indirectly, or who exercises control or direction over (or a combination of both) more than 10% of the issued and outstanding common shares of the Company, nor any associate or affiliate of those persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any transaction or proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

MANAGEMENT CONTRACTS

Management, administrative and secretarial functions are provided by Pacific Opportunity Capital Ltd. (“POC”), a private company of which Mark T. Brown is the president and director. A total of $54,518 was invoiced by POC for services rendered between July 31, 2007 to December 31, 2007, including expenses incurred by POC on the Company’s behalf. Gregory E. McKelvey receives a monthly salary of US$13,000 for his services as Chief Executive Officer and John Wilson receives a monthly amount of US$14,500 for his services as Vice President Exploration, pursuant to management consulting agreements.

APPOINTMENT OF AUDITOR

Auditor

The management of the Company intends to nominate DeVisser Gray, Chartered Accountants, for reappointment as auditor of the Company. Forms of proxy given pursuant to the solicitation by the management of the Company will, on any poll, be voted as directed and, if there is no direction, for the reappointment of DeVisser Gray, Chartered Accountants, as auditor of the Company to hold office until the close of the next annual general meeting of the Company, at a remuneration to be fixed by the directors. DeVisser Gray, Chartered Accountants, was first appointed as auditor of the Company on June 29, 2006.

Audit Committee Charter

The text of the audit committee’s charter is attached as Schedule “A” to this Circular. Composition of Audit Committee and Independence

Multilateral Instrument 52-110 Audit Committees, (“MI 52-110”) provides that a member of an audit committee is “independent” if the member has no direct or indirect material relationship with the Company, which could, in the view of the Company’s board of directors, reasonably interfere with the exercise of the member’s independent judgment.

The majority of all of the members of the audit committee of the Company are independent, as that term is defined.

Relevant Education and Experience

MI 52-110 provides that an individual is “financially literate” if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

All of the members of the Company’s audit committee are financially literate as that term is defined.

Mark T. Brown received a Bachelor of Commerce Degree from the University of British Columbia in 1990 and is a member of the Institute of Chartered Accountants of British Columbia. He is currently President of Pacific Opportunity Capital Ltd., a private company which provides financial solutions, equity and management services to small and medium size entrepreneurial enterprises. Prior to joining Pacific Opportunity Capital Ltd., Mr. Brown was the controller of three companies: Eldorado Gold Corporation, Miramar Mining Corporation and Northern Orion Exploration Ltd. Eldorado Gold Corporation is currently listed on the Toronto Stock Exchange and the American Stock and Options Exchange and Miramar Mining Corporation is listed on the Toronto Stock Exchange. Between 1990 and 1994, Mr. Brown worked with PricewaterhouseCoopers. He is currently a director and /or officer of various other public companies.

Donald Ranta is an exploration and development mining executive, experienced in planning, implementing and directing successful exploration and acquisition programs throughout North America, South America, Africa and other international locations. He has extensive experience in generative exploration, project exploration and appraisal, geologic-engineering, economic evaluation, and strategic and business planning. His exploration teams were responsible for the discovery of many of the Santa Gertrudis gold deposits in Sonora, Mexico. In addition, he is a former President and Board member of Society for Mining, Metallurgy and Exploration, Inc. and the current Vice President-Finance and a Board member of American Institute of Mining, Metallurgical and Petroleum Engineers. He has been a director of several junior exploration and mining companies. He holds geological engineering degrees from the University of Minnesota (BS), University of Nevada (MS), and the Colorado Scool of Mines (PhD).

Bryan Morris - Until his retirement in August 2003, Mr. Morris worked for Teck Cominco Limited as Vice President, Business Development and was responsible for identifying, evaluating and negotiating acquisitions, primarily in the zinc business. Prior to that appointment he had been Vice President, Finance and Director of Cominco Resources International Ltd., the listed international exploration arm of Cominco Ltd., and had held senior positions in Cominco’s finance organization. During his career with Teck Cominco he also served as a director of several subsidiaries and associated companies. Between 1965 and 1974 Mr. Morris worked in Peru for Cerro de Pasco Corporation and Centromin. He is a Fellow of The Chartered Institute of Management Accountants (UK). He is a director and CFO of Andean American Mining Corp. and Sinchao Metals Corp.; a director of Inca Pacific Resources Inc., Mediterranean Resources Ltd. and Zazu Metals Corporation and, until late June 2007, a director and CFO of Morgain Minerals Inc.

Audit Committee Oversight

Since the commencement of the Company’s most recently completed financial year, the audit committee of the Company has not made any recommendations to nominate or compensate an external auditor which were not adopted by the board of directors of the Company.

Reliance on Certain Exemptions

Since the commencement of the Company’s most recently completed financial year, the Company has not relied on:

(a)

the exemption in section 2.4 (De Minimis Non-audit Services) of MI 52-110; or

(b)

an exemption from MI 52-110, in whole or in part, granted under Part 8 (Exemptions).

Pre-Approval Policies and Procedures

The audit committee has not adopted any specific policies and procedures for the engagement of non-audit services.

Audit Fees

The following table sets forth the fees paid by the Company and its subsidiary to DeVisser Gray, Chartered Accountants, for services rendered in the last two fiscal years:

	Period Ended December 31, 2007	Year Ended July 31 2007

DeVisser Gray

Audit Fees (1)	$15,000	$20,000
Audit-related fees (2)	-	-
Tax Fees (3)	-	-
All other fees (4)	-	-
Total	$15,000	$20,000

Notes:

(1)

Aggregate fees billed by the Company’s auditor (or accrued).

(2)

Aggregate fees billed by the Company’s auditor (or accrued) for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not contained under “Audit Fees”.

(3)

Aggregate fees billed by the Company’s auditor (or accrued) for professional services rendered for tax compliance, tax advice and tax planning.

(4)

Aggregate fees billed by the Company’s auditor (or accrued) and not included above.

Exemption in Section 6.1

The Company is a “venture issuer” as defined in MI 52-110 and is relying on the exemption in section 6.1 of MI 52-110 relating to Parts 3 (Composition of Audit Committee) and 5 (Reporting Obligations).

CORPORATE GOVERNANCE DISCLOSURE

National Instrument 58-10 1, Disclosure of Corporate Governance Practices, requires all reporting issuers to provide certain annual disclosure of their corporate governance practices with respect to the corporate governance guidelines (the “Guidelines”) adopted in National Policy 58-201. These Guidelines are not prescriptive, but have been used by the Company in adopting its corporate governance practices. The Company’s approach to corporate governance is set out below.

Board of Directors

Management is nominating four individuals to the Company’s board of directors (the “Board”), all of whom are current directors of the Company.

The Guidelines suggest that the board of directors of every reporting issuer should be constituted with a majority of individuals who qualify as “independent” directors under MI 52-110, which provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company. The majority of the Company’s board is independent as that term is defined in MI 52-110.

The Company doesn’t currently have a chairman or a lead director of the board. Directorships

The following directors of the Company are directors of other reporting issuers:

·

Mark T. Brown - G4G Resources Ltd., International Bethlehem Mining Corp., Mediterranean Resources Ltd., Portal Resources Ltd., Rare Element Resources Ltd., Strategem Capital Corporation and Sutter Gold Mining Inc.

·

Bryan Morris - Inca Pacific Resources Inc., Mediterranean Resources Ltd., Sinchao Metals Corp., Zazu Metals Corporation and Andean American Mining Corp.

·

Donald E. Ranta - Rare Element Resources Ltd.

·

Gregory E. McKelvey – Rare Element Resources Ltd. Orientation and Continuing Education

The Board does not have any formal policies with respect to the orientation of new directors nor does it take any measures to provide continuing education for the directors. At this stage of the Company’s development the Board does not feel it necessary to have such policies or programs in place.

Ethical Business Conduct

To date, the Board has not adopted a formal written Code of Business Conduct and Ethics. However, the current limited size of the Company’s operations, and the small number of officers and consultants, allow the Board to monitor on an ongoing basis the activities of management and to ensure that the highest standard of ethical conduct is maintained. As the Company grows in size and scope, the Board anticipates that it will formulate and implement a formal Code of Business Conduct and Ethics.

Nomination and Assessment

The Board has not yet had to select new nominees to the Board and, therefore, a formal process has not been adopted. The Board expects that when the time comes to appoint new directors to the Board that the nominees would be recruited by the current Board members, and the recruitment process would involve both formal and informal discussions among Board members and the CEO. The Board monitors, but does not formally assess, the performance of individual Board members and their contributions.

The Board does not, at present, have a formal process in place for assessing the effectiveness of the Board as a whole, its committees or individual directors, but will consider implementing one in the future should circumstances warrant. Based on the Company’s size, its stage of development and the limited number of individuals on the Board, the Board considers a formal assessment process to be inappropriate at this time.

Compensation

The quantity and quality of the Board compensation is reviewed on an annual basis. At present, the Board is satisfied that the current compensation arrangements, which currently consist solely of incentive stock options, adequately reflect the responsibilities and risks involved in being an effective director of the Company. The number of options to be granted is determined by the Board as a whole, which allows the independent directors to have input into compensation decisions. At this time, the Company does not believe its size and limited scope of operations requires a formal compensation committee.

Other Board Committees

At the present time, the only standing committee is the Audit Committee. The written charter of the Audit Committee, as required by MI 52-110, is contained in Schedule “A” to this Circular. As the Company grows, and its operations and management structure became more complex, the Board expects it will constitute formal standing committees, such as a Corporate Governance Committee, a Compensation Committee and a Nominating Committee, and will ensure that such committees are governed by written charters and are composed of at least a majority of independent directors.

PARTICULARS OF MATTERS TO BE ACTED UPON

Confirming Stock Option Plan

Shareholders are being asked to confirm approval of the Company’s stock option plan (the “Stock Option Plan”) which was initially adopted by the directors of the Company on September 15, 2006. There have been no changes to the Stock Option Plan since it was adopted by the directors. The Stock Option Plan remains subject to approval by the TSX Venture Exchange (the “Exchange”), which the Company expects to have received by the date of the Meeting. The purpose of the Stock Option Plan is described in the section “Executive Compensation – Options and Stock Appreciation Rights (SARS)” of the information circular.

The following information is intended as a brief description of the Stock Option Plan and is qualified in its entirety by the full text of the Stock Option Plan, which will be available for review at the Meeting.

1.

The maximum number of shares that may be issued upon the exercise of stock options granted under the Stock Option Plan shall not exceed 10% of the issued and outstanding common shares of the Company at the time of grant, the exercise price of which, as determined by the board of directors in its sole discretion, shall not be less than the closing price of the Company’s shares traded through the facilities of the Exchange on the date prior to the date of grant, less allowable discounts, in accordance with the policies of the Exchange or, if the shares are no longer listed for trading on the Exchange, then such other exchange or quotation system on which the shares are listed or quoted for trading.

2.

The board of directors shall not grant options to any one person in any 12 month period which will, when exercised, exceed 5% of the issued and outstanding shares of the Company or to any one consultant or to those persons employed by the Company who perform investor relations services which will, when exercised, exceed 2% of the issued and outstanding shares of the Company.

3.

Upon expiry of an option, or in the event an option is otherwise terminated for any reason, the number of shares in respect of the expired or terminated option shall again be available for the purposes of the Stock Option Plan. All options granted under the Stock Option Plan may not have an expiry date exceeding five years from the date on which the board of directors grant and announce the granting of the option.

4.

If the option holder ceases to be a director of the Company or ceases to be employed by the Company (other then by reason of death), or ceases to be a consultant of the Company as the case may be, then the option granted shall expire on no later than the 90th day following the date that the option holder ceases to be a director, ceases to be employed by the Company or ceases to be a consultant of the Company, subject to the terms and conditions set out in the Stock Option Plan.

In accordance with the policies of the Exchange, a plan with a rolling 10% maximum must be confirmed by shareholders at each annual general meeting.

Accordingly, at the Meeting, the shareholders will be asked to pass the following resolution:

“IT IS RESOLVED THAT the Stock Option Plan is hereby approved and confirmed.”

Adoption of Shareholder Rights Plan

General

The shareholders of the Company will be asked at the Meeting to consider and, if deemed advisable, to approve a resolution approving the adoption by the Company of a shareholder rights plan (the “Rights Plan”). The Rights Plan is contained in an agreement (the “Rights Plan Agreement”) between the Company and Pacific Corporate Trust Company (the “Rights Agent”) to be dated a date prior to the Meeting. The Rights Plan has been executed by the Company and approved by the Board of Directors. Under the Rights Plan, share purchase rights (each, a “Right”), will be issued as of the close of business on the date the Plan is approved by the Board (the “Effective Date”) to holders of common shares of the Company (each, a “Share”) at the rate of one Right for each Share outstanding. Until the Separation Time (as defined below), the Rights will be attached to and are transferred only with the associated Shares. As such no certificates representing Rights will be issued. The Rights Plan will expire and all Rights will be terminated immediately after the Meeting if the Rights Plan is not ratified by the shareholders.

The full text of the Rights Plan Agreement, in its current form, will be available for viewing at the Meeting and at the Company’s head office located at 410 – 325 Howe Street, Vancouver, British Columbia, V6C 1Z7 during regular business hours up to the day before the Meeting.

Purpose of the Rights Plan

The Rights Plan has been designed to protect shareholders of the Company from unfair, abusive or coercive take-over strategies, including the acquisition of control of the Company by a bidder in a transaction or series of transactions that does not treat all shareholders equally or fairly or provide all shareholders an equal opportunity to share in the premium paid on an acquisition of control. The Rights Plan provides management and the board of directors with more than the 35 day statutory minimum period under Canadian securities laws to review the terms of a take-over bid and solicit alternative offers. The Rights Plan is not intended to prevent a take-over or deter fair offers for securities of the Company. Rather, it is designed to encourage anyone seeking to acquire control of the Company to make an offer that represents fair value to all holders of common shares.

The Rights Plan will cause substantial dilution to a person or group who attempts to acquire control of the Company other than through a Permitted Bid (as defined below) or on terms approved by the board of directors. The Rights Plan provides that take-over bids that meet pre-determined standards of fairness will be Permitted Bids and will proceed without triggering the dilutive effects of the Rights Plan. The Permitted Bid concept, which is found in most shareholder rights plans, ensures that senior management of the Company and the board of directors do not impair the rights of shareholders to obtain, review and accept or decline take-over bids. The Rights Plan is designed to afford the board of directors the opportunity to present to the shareholders of the Company a detailed analysis of a bid and additional time to consider alternatives to an unfair or inadequate proposal and, if it considers such action to be in the best interests of all shareholders, to commence an orderly auction of the shares or assets of the Company for the benefit of all shareholders.

If a bidder does not wish to make a Permitted Bid, the bidder can negotiate with and obtain prior approval of the board of directors to make an offer on terms that the board of directors considers fair to all shareholders. In such circumstances, the board of directors may redeem the Rights or waive the application of the Rights Plan, thereby allowing such offer to proceed without dilution to the bidder. The adoption of the Rights Plan does not relieve the board of directors of its fiduciary duties to act in the best interests of all shareholders and does not prevent a take-over bid or merger or other business combination that the board of directors, in the exercise of its fiduciary duties, determines to be in the best interests of the Company and its shareholders. Moreover, the Rights Plan does not inhibit the use of the proxy solicitation rules under applicable legislation to promote a change in the management or direction of the Company.

The Rights Plan is designed not to interfere with the day-to-day operations of the Company. Prior to being activated, the Rights Plan does not affect the Company’s balance sheet or income statement and its implementation should not result in a taxable event for the Company or its shareholders. The implementation of the Rights Plan does not increase the level of debt of the Company or involve a sale, exchange or purchase of significant assets or the loss of earning power of the Company. The issue of the Rights does not dilute the equity or voting interests of existing shareholders and should not interfere with equity or debt financing by the Company.

In considering whether to approve the adoption of the Rights Plan, the board of directors was made aware that the Rights Plan may discourage certain types of take-over bids that might be made for the Company and may render more difficult a merger, tender offer, assumption of control by the holders of a large block of the Company’s securities or the removal of incumbent management. The Rights Plan will cause substantial dilution to a person or group that attempts to acquire the Company other than through a Permitted Bid or on terms approved by the board of directors. The board of directors carefully considered these matters but concluded that they do not justify denying shareholders the protection that the Rights Plan affords. The Rights Plan is not intended to prevent all unsolicited take-over bids for the Company and will not do so. The Rights Plan is designed to encourage potential bidders to make Permitted Bids or negotiate take-over proposals with the board of directors that the board of directors considers are in the best interests of the Company and to protect the Company’s shareholders against being coerced into selling their Shares at less than fair value.

Background

The Rights Plan is not being proposed by the board of directors or management of the Company in response to or in anticipation of any specific take-over bid or proposed bid or other transaction. Rather, the Rights Plan is intended to address the board of directors’ concern that, in the current business and legal environment in which the Company operates, there is the potential for unfair treatment of shareholders that should be guarded against to the extent practicable.

The board of directors is concerned that under current law an acquiror could use coercive or other abusive take-over practices to obtain control of the Company without paying a fair price and without negotiating with the board of directors acting on behalf of all shareholders. For example, a bidder may acquire blocks of Shares in the market or in private agreements involving a small number of private investors and thereby gain effective control of the Company without paying an appropriate “control premium” to all shareholders of the Company. A bidder may also make a take-over bid to acquire effective or legal control of the Company that the board of directors, acting honestly and in good faith, may believe is wholly inadequate and unfair to shareholders of the Company and does not reflect the full or premium control value for all of the Shares. Without anything else, public shareholders would likely feel compelled to tender to such a bid, even where the bid is considered by the board of directors to be inadequate and of less than fair value for an acquisition of control, fearing that if they do not tender, they will pass up their only opportunity to receive any “take-over premium” for a portion of their Shares. The board of directors also believes that the timetable for take-over bids prescribed by the Canadian securities laws could impair the board’s ability to ensure that all other alternatives to maximize shareholder value are thoroughly explored.

In response to these concerns, the board of directors considered the desirability and the practicability of various strategies to deter unfair or abusive take-over practices and, in particular, whether a shareholder rights plan would be in the best interests of the Company and its shareholders and, if so, what the appropriate characteristics of such a shareholder protection rights plan would be.

In considering whether to approve the adoption of the Rights Plan, the board of directors considered the current legislative framework in Canada governing take-over bids. Under provincial securities legislation a take-over bid generally means an offer to acquire voting or equity shares of a person or persons, where the shares subject to the offer to acquire, together with shares already owned by the bidder and parties related to the bidder, an aggregate of 20% or more of the outstanding shares.

Summary of the Rights Plan

The following is a summary of the principal terms of the Rights Plan which is qualified in its entirety by reference to the text of the Rights Plan.

Term

The Rights Plan will remain in effect until the close of business on the date immediately following the date of the Company’s annual meeting of shareholders to be held in 2011. Subject to shareholder approval by ordinary resolution, the Rights Plan may be renewed for successive periods of three years.

Rights Exercise Privilege

After a person acquires 20% or more of the Shares of the Company or commences a take-over bid to acquire Shares of the Company, other than by way of a Permitted Bid (the “Separation Time”), the Rights will separate and trade separately from the Shares and will be exercisable. The acquisition by any person (an “Acquiring Person”) of 20% or more of the Shares, other than by way of a Permitted Bid, is referred to as a “Flip-in Event”. Any Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in Event.

Eight business days after the occurrence of a Flip-in Event, each Right (other than those held by the Acquiring Person), will permit its holder to purchase $40 worth of common shares of the Company for $20 (i.e. at a 50% discount).

The issue of the Rights is not initially dilutive. However, upon a Flip-in Event occurring and the Rights separating from the Shares, reported earnings per share on a fully diluted or non-diluted basis may be affected. Holders of Rights not exercising their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

Certificates and Transferability

Prior to the Separation Time, the Rights will be evidenced by a legend imprinted on certificates for Shares issued from and after the Effective Date and will not be transferable separately from the Shares. Promptly following the Separation Time, separate certificates evidencing the Rights (the “Rights Certificates”) will be mailed to holders of record of Shares as of the Separation Time and the separate Rights Certificates will evidence the Rights. From and after the Separation Time, Rights Certificates, which will be transferable and traded separately from the Shares, will evidence the Rights.

Permitted Bids

The requirements for a Permitted Bid include the following:

(a)

the take-over bid must be made by way of a take-over bid circular;

(b)

the take-over bid must be made to all holders of Shares;

(c)

Shares tendered pursuant to the take-over bid may be taken up only after the expiry of not less than 60 days and then only if at such time more than 50% of the Shares held by shareholders other than the bidder, its affiliates and persons acting jointly or in concert with the bidder (“Independent Shareholders”) have been tendered to the take-over bid and not withdrawn;

(d)

shareholders who tender their shares to the take-over bid must be permitted to withdraw their shares prior to the shares being taken up and paid for; and

(e)

if more than 50% of the Shares held by Independent Shareholders are tendered to the takeover bid within the 60 day period, the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of Shares for an additional 10 business days from the date of such public announcement.

The Rights Plan allows for a competing Permitted Bid (a “Competing Bid”) to be made while a Permitted Bid is in existence. A Competing Bid must satisfy all the requirements of the Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to the statutory requirement that it be outstanding for a minimum period of 35 days.

Waiver and Redemption

The board of directors may, prior to the Flip-in Event, waive the dilutive effects of the Rights Plan in respect of a particular Flip-in Event resulting from a take-over bid made by way of a take-over bid circular to all holders of Shares of the Company, in which event such waiver would be deemed also to be a waiver in respect of any other Flip-in Event occurring under a take-over bid made by way of a take-over bid circular to all holders of Shares. The board of directors may also waive the Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, and may, in such circumstances require that the Acquiring Person that inadvertently triggered such Flip-in Event reduces its beneficial holdings to less than 20% of the outstanding Shares of the Company prior to such waiver being granted. With the majority consent of shareholders or Rights holders at any time prior to the occurrence of a Flip-in Event, the board of directors may at its option redeem all, but not less than all, of the outstanding Rights at a price of $0.000 1 each.

Exemption for Investment Advisors

Investment managers (for client accounts), trust companies (acting in their capacities as trustees and administrators), statutory bodies (managing investment funds for employee benefit plans, pension plans, insurance plans or various public bodies), administrators and trustees of pension funds, securities depositories and crown agents, any of whom acquire greater than 20% of the Shares of the Company, are exempted from triggering a Flip-in Event provided that they are not making, or are not part of a group making, a take-over bid.

Supplements and Amendments

The Company is authorized to make amendments to the Rights Plan to correct any typographical error or subject to subsequent ratification by shareholders or Rights holders, to maintain the validity of the Rights Plan as a result of changes in law, or at the request of the Exchange. The Company will issue a news release relating to any significant amendment made to the Rights Plan Agreement prior to the Meeting and will advise the shareholders of any such amendment at the Meeting. Other amendments or supplements to the Rights Plan may be made with the prior approval of shareholders or Rights holders and, if necessary, any stock exchange on which the Shares may be listed.

Grandfathered Persons

Holders of 20% or more of the Shares at the time when the Rights were distributed are recognized for the purposes of the Rights Plan as “grandfathered persons” and, as such, do not constitute Acquiring Persons under the Rights Plan by virtue of their shareholding exceeding the 20% Flip-in Event threshold.

Certain Canadian Federal Income Tax Considerations of the Rights Plan

The Company will not recognize any income for the purposes of the Income Tax Act (Canada) (the “ITA”) as a result of the issuance of the Rights. The ITA provides that the value of a right to acquire additional shares of a corporation is not a taxable benefit which must be included in computing income, and is not subject to non-resident withholding tax if the right is conferred on all holders of shares of the corporation. Although the Rights are to be so conferred, the Rights could become void in the hands of certain holders of Shares upon certain triggering events occurring (i.e. a “Flip-in Event”), and, consequently, whether or not the issuance of the Rights is a taxable event is not entirely free from doubt. In any event, no amount must be included in computing income if the Rights do not have a monetary value at the date of issue. The Company considers that the Rights, when issued, will have negligible monetary value, there being only a remote possibility that the Rights will ever be exercised. A holder of Rights may have income or be subject to withholding tax under the ITA if the Rights become exercisable or are exercised. A holder of Rights may be subject to tax in respect of the proceeds of disposition of Rights or common shares issued upon the exercise of Rights.

This statement is of a general nature only and is not intended to constitute nor should it be construed to constitute legal or tax advice to any particular holder of Shares. Shareholders are advised to consult their own tax advisors regarding the consequences of acquiring, holding, exercising or otherwise disposing of their Rights, taking into account their own particular circumstances and any applicable foreign, provincial or territorial legislation.

Shareholder Approval

The Company is seeking shareholder approval at the Meeting by way of ordinary resolution to the Rights Plan. The Company has determined that there are no grandfathered persons and, therefore, all shareholders are entitled to vote on the resolution approving the Rights Plan.

Recommendation of the Board

The board has determined that the adoption of the Rights Plan is in the best interests of the Company and the shareholders. The board unanimously recommends that shareholders vote in favour of the resolution approving the Rights Plan.

The Company has been advised that the directors and senior officers of the Company intend to vote all shares held by them in favour of the resolution approving the Rights Plan.

Unless specified in a proxy form that the Company’s common shares represented by the proxy shall be voted against the resolution in respect of the Rights Plan, it is the intention of the persons designated in the enclosed proxy form to vote in favour of the resolution approving the Rights Plan.

General Matters

It is not known whether any other matters will come before the Meeting other than those set forth above and in the Notice of Meeting, but if any other matters do arise, the person named in the Proxy intends to vote on any poll, in accordance with his or her best judgement, exercising discretionary authority with respect to amendments or variations of matters set forth in the Notice of Meeting and other matters which may properly come before the Meeting or any adjournment of the Meeting.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found on SEDAR at www.sedar.com. A copy of the Company’s most recent audited consolidated financial statements to December 31, 2007, along with Management’s Discussion and Analysis thereon can be obtained on SEDAR. Additional financial information concerning the Company may be obtained by any securityholder of the Company free of charge by contacting the Company at 604-687-6197.

BOARD APPROVAL

The contents of this Circular have been approved and its mailing authorized by the directors of the Company.

DATED at Vancouver, British Columbia, the 13th day of May, 2008.

ON BEHALF OF THE BOARD

“Gregory E. McKelvey”

Gregory E. McKelvey

President and Chief Executive Officer

SCHEDULE “A”

ANIMAS RESOURCES LTD.
(the “Company”)

AUDIT COMMITTEE CHARTER

The audit committee is a committee of the board of directors to which the board delegates its responsibilities for the oversight of the accounting and financial reporting process and financial statement audits.

The audit committee will:

(a)

review and report to the board of directors of the Company on the following before they are published:

(i)

the financial statements and MD&A (management discussion and analysis) (as defined in National Instrument 51-102) of the Company;

(ii)

the auditor’s report, if any, prepared in relation to those financial statements,

(b)

review the Company’s annual and interim earnings press releases before the Company publicly discloses this information,

(c)

satisfy itself that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements and periodically assess the adequacy of those procedures,

(d)

recommend to the board of directors:

(i)

the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company; and

(ii)

the compensation of the external auditor,

(e)

oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company, including the resolution of disagreements between management and the external auditor regarding financial reporting,

(f)

monitor, evaluate and report to the board of directors on the integrity of the financial reporting process and the system of internal controls that management and the board of directors have established,

(g)

monitor the management of the principal risks that could impact the financial reporting of the Company,

 (h)

establish procedures for:

(i)

the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(ii)

the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters,

(i)

pre-approve all non-audit services to be provided to the Company or its subsidiary entities by the Company’s external auditor,

(j)

review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company, and

(k)

with respect to ensuring the integrity of disclosure controls and internal controls over financial reporting, understand the process utilized by the Chief Executive Officer and the Chief Financial Officer to comply with Multilateral Instrument 52-109.

Composition of the Committee

The committee will be composed of 3 directors from the Company’s board of directors, a majority of whom will be independent. Independence of the Board members will be as defined by applicable legislation and as a minimum each independent committee member will have no direct or indirect relationship with the Company which, in the view of the board of directors, could reasonably interfere with the exercise of a member’s independent judgment.

All members of the committee will be financially literate as defined by applicable legislation. If, upon appointment, a member of the committee is not financially literate as required, the person will be provided a three month period in which to achieve the required level of literacy.

Authority

The committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties and the committee will set the compensation for such advisors.

The committee has the authority to communicate directly with and to meet with the external auditors and the internal auditor, without management involvement. This extends to requiring the external auditor to report directly to the committee.

Reporting

The reporting obligations of the committee will include:

1.

reporting to the board of directors on the proceedings of each committee meeting and on the committee’s recommendations at the next regularly scheduled directors’ meeting; and

2.

reviewing, and reporting to the board of directors on its concurrence with, the disclosure required by Form 52-1 10F2 in any management information circular prepared by the Company.